ARTHUR ANDERSEN LETTERHEAD





January 19, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.    20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated January 15, 1999 of Expert Software, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP



cc:   Mr. Kenneth P. Currier, CEO, Expert Software, Inc.